Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Ron Mills VP of Finance and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. REPORTS

SECOND QUARTER 2020 FINANCIAL AND OPERATING RESULTS

FRISCO, TEXAS, August 5, 2020 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today reported financial and operating results for the quarter ended June 30, 2020.

Financial Results for the Three Months Ended June 30, 2020

For the second quarter of 2020, Comstock reported net loss available to common stockholders of $60.0 million or $0.29 per share. The loss was primarily related to an unrealized loss on the mark to market value of the Company's derivative financial instruments as future natural gas prices have improved substantially since March 31, 2020.  Net income available to common stockholders as adjusted to exclude the unrealized hedging losses and  certain items not related to normal operating activities for the second quarter of 2020 was $1.7 million or $0.01 per diluted share. The unrealized derivative loss was $65.6 million in the second quarter and the other items include $5.4 million in non-cash interest amortization resulting from adjusting debt assumed in the Covey Park acquisition to fair value; $2.9 million of non-cash accretion resulting from adjusting the preferred stock issued in connection with the Covey Park acquisition to fair value; and $0.9 million for a loss on early extinguishment of debt.

Comstock produced 116.5 billion cubic feet ("Bcf") of natural gas and 359,142 barrels of oil or 118.6 billion cubic feet of natural gas equivalent ("Bcfe") in the second quarter of 2020. Natural gas production averaged 1,280 million cubic feet ("MMcf") per day, an increase of 185% over natural gas production in the second quarter of 2019. The growth in natural gas production was primarily attributable to the Covey Park acquisition completed in July 2019 and the successful results from Comstock's Haynesville shale drilling activities in 2019 and 2020. Oil production in the second quarter of 2020 decreased to 3,947 barrels of oil per day from 7,628 barrels per day produced in the second quarter of 2019 due primarily to the expected production decline of the Bakken Shale properties acquired in 2018 as wells as oil production shut-in in the second quarter due to low oil prices. 23% of the Company's net oil production was shut in or curtailed during the second quarter.

Comstock's average realized natural gas price in the second quarter of 2020, including realized hedging gains, decreased to $1.88 per Mcf as compared to $2.29 per Mcf realized in the second quarter of 2019. The Company's average realized oil price in the second quarter of 2020, including realized hedging gains, decreased to $37.89 per barrel as compared to $52.12 per barrel in the second quarter of 2019. Oil and gas sales were $232.8 million (including realized hedging gains) in the second quarter of 2020 as compared to $130.1 million in the second quarter of 2019. EBITDAX, or earnings before interest, taxes, depreciation, depletion, amortization, exploration expense and other noncash expenses, of $162.1 million in the second quarter of 2020 increased by 74% over EBITDAX of $93.2 million for the second quarter of 2019. The Company's operating cash flow generated in the second quarter of 2020 of $117.5 million increased 77% over operating cash flow of $66.3 million in the second quarter of 2019.

Financial Results for the Six Months Ended June 30, 2020

For the first six months of 2020, Comstock reported net loss available to common stockholders of $30.0 million or $0.15 per share. Net income available to common stockholders as adjusted to exclude certain items not related to normal operating activities for the first six months of 2020 was $28.0 million or $0.14 per diluted share. These items included $49.1 million in unrealized hedging losses, $10.7 million in non-cash interest amortization resulting from adjusting debt assumed in the Covey Park acquisition to fair value; $5.4 million of non-cash accretion resulting from adjusting the preferred stock issued in connection with the Covey Park acquisition to fair value and $0.9 million for a loss on early extinguishment of debt.

Comstock produced 239.3 Bcf of natural gas and 813,637 barrels of oil or 244.1 Bcfe in the first six months of 2020. Natural gas production averaged 1,315 MMcf per day, an increase of 221% over natural gas production in the first six months of 2019. Oil production in the first six months of 2020 decreased to 4,471 barrels of oil per day from 8,313 barrels per day produced in first six months of 2019. 19% of the Company's net oil production was shut-in or curtailed in the first six months of 2020.

Comstock's average realized natural gas price in the first six months of 2020, including realized hedging gains, decreased to $1.96 per Mcf as compared to $2.55 per Mcf realized in the first six months of 2019. The Company's average realized oil price in the first six months of 2020, including realized hedging gains, decreased to $42.59 per barrel as compared to $48.71 per barrel in the first six months of 2019. Oil and gas sales were $504.1 million (including realized hedging gains) in the first six months of 2020 as compared to sales of $262.3 million in the first six months of 2019. EBITDAX of $363.7 million in the first six months of 2020 increased by 91% over EBITDAX of $190.2 million for the first six months of 2019. The Company's operating cash flow generated in the first six months of 2020 of $273.4 million increased 100% over operating cash flow of $137.0 million in the first six months of 2019.

Drilling Results

Total expenditures during the first six months of 2020 for drilling and development activities were $205.2 million, including $74.7 million spent in the second quarter. Comstock spent $201.3 million to develop its Haynesville and Bossier shale properties, comprised of $183.5 million on drilling and completing wells and an additional $17.8 million on other development activity. Comstock drilled 26 (20.1 net) horizontal operated Haynesville shale wells during the first six months of 2020, which had an average lateral length of approximately 8,996 feet. Comstock also participated in 12 (1.0 net) non-operated Haynesville shale wells in the first six months of 2020. During the first six months of 2020, Comstock turned 36 (17.3 net) Haynesville shale wells to sales.

Since its last operational update, Comstock has not put any new Haynesville Shale wells on production. In April, Comstock released its completion crews in order to delay new production coming on line during the summer months given the expectations for low natural gas prices. As a result of the low activity in the second quarter, Comstock currently has 35 (18.9 net) wells drilled but not completed.  Completion activity has been resumed in the third quarter and Comstock currently expects to turn approximately 25.0 net wells to sales in the last six months of 2020.

Other Matters

Comstock has planned a conference call for 10:00 a.m. Central Time on August 6, 2020, to discuss the second quarter of 2020 operational and financial results. Investors wishing to participate should visit the Company's website at www.comstockresources.com for a live webcast or dial 844-776-7840 (international dial-in use 661-378-9538) and provide access code 8184639 when prompted. If you are unable to participate in the original conference call, a web replay will be available approximately 24 hours following the completion of the call on Comstock's website at www.comstockresources.com. The web replay will be available for approximately one week. A replay of the conference call will be available beginning at 1:00 p.m. CT August 6, 2020 and will continue until 1:00 p.m. August 13, 2020. To hear the replay, call 855-859-2056 (404-537-3406) if calling from outside the US). The conference call access code is 8184639.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas engaged in oil and gas acquisitions, exploration and development, and its assets are primarily located in Texas, Louisiana and North Dakota. The Company's stock is traded on the New York Stock Exchange under the symbol CRK.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Natural gas sales	$172,362	$91,951	$379,601	$182,083
Oil sales	7,173	36,165	25,812	72,914
Total oil and gas sales	179,535	128,116	405,413	254,997
Operating expenses:
Production taxes	6,445	5,827	12,012	11,766
Gathering and transportation	26,590	10,502	55,001	17,932
Lease operating	30,944	14,452	59,656	29,337
Exploration	—	—	27	—
Depreciation, depletion and amortization	103,347	46,847	213,772	84,437
General and administrative	8,298	6,841	17,017	14,655
Loss on sale of oil and gas properties	—	26	—	25
Total operating expenses	175,624	84,495	357,485	158,152
Operating income	3,911	43,621	47,928	96,845
Other income (expenses):
Gain (loss) from derivative financial instruments	(12,298)	14,744	49,601	7,087
Other income (expense)	(9)	155	304	248
Interest expense	(52,064)	(28,568)	(104,874)	(56,419)
Loss on early extinguishment of debt	(861)	—	(861)	—
Transaction costs	—	(1,443)	—	(1,443)
Total other income (expenses)	(65,232)	(15,112)	(55,830)	(50,527)
Income (loss) before income taxes	(61,321)	28,509	(7,902)	46,318
Benefit from (provision for) income taxes	11,445	(7,102)	54	(11,336)
Net income (loss)	(49,876)	21,407	(7,848)	34,982
Preferred stock dividends and accretion	(10,126)	—	(22,198)	—
Net income (loss) available to common stockholders	$(60,002)	$21,407	$(30,046)	$34,982

Net income (loss) per share:
Basic	$(0.29)	$0.20	$(0.15)	$0.33
Diluted	$(0.29)	$0.20	$(0.15)	$0.33
Weighted average shares outstanding:
Basic	208,904	105,457	198,910	105,457
Diluted	208,904	105,457	198,910	105,457

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Gas production (MMcf)	116,477	40,928	239,263	74,077
Oil production (Mbbls)	360	695	814	1,505
Total production (MMcfe)	118,631	45,093	244,144	83,105

Natural gas sales	$172,362	$91,951	$379,601	$182,083
Natural gas hedging settlements (1)	46,791	1,932	89,796	6,965
Total natural gas including hedging	219,153	93,883	469,397	189,048
Oil sales	7,173	36,165	25,812	72,914
Oil hedging settlements (1)	6,434	15	8,844	370
Total oil including hedging	13,607	36,180	34,656	73,284
Total oil and gas sales including hedging	$232,760	$130,063	$504,053	$262,332

Average gas price (per Mcf)	$1.48	$2.25	$1.59	$2.46
Average gas price including hedging (per Mcf)	$1.88	$2.29	$1.96	$2.55
Average oil price (per barrel)	$19.97	$52.10	$31.72	$48.46
Average oil price including hedging (per barrel)	$37.89	$52.12	$42.59	$48.71
Average price (per Mcfe)	$1.51	$2.84	$1.66	$3.07
Average price including hedging (per Mcfe)	$1.96	$2.88	$2.06	$3.16

Production taxes	$6,445	$5,827	$12,012	$11,766
Gathering and transportation	$26,590	$10,502	$55,001	$17,932
Lease operating	$30,944	$14,452	$59,656	$29,337

Production taxes (per Mcfe)	$0.05	$0.13	$0.05	$0.14
Gathering and transportation (per Mcfe)	$0.22	$0.23	$0.23	$0.22
Lease operating (per Mcfe)	$0.27	$0.32	$0.24	$0.35

Oil and Gas Capital Expenditures:
Development leasehold	$2,455	$2,449	$6,336	$4,306
Development drilling and completion	61,422	85,585	183,480	172,918
Other development	10,857	1,437	15,418	4,716
Total	$74,734	$89,471	$205,234	$181,940

(1)	Included in gain (loss) from derivative financial instruments in operating results.

COMSTOCK RESOURCES, INC.
OPERATING RESULTS
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
OPERATING CASH FLOW:
Net income (loss)	$(49,876)	$21,407	$(7,848)	$34,982
Reconciling items:
Deferred income taxes	(11,536)	7,078	(206)	11,430
Depreciation, depletion and amortization	103,347	46,847	213,772	84,437
Unrealized (gain) loss from derivative financial instruments	65,585	(12,797)	49,102	248
Amortization of debt discount and issuance costs	7,527	1,623	14,726	3,197
Stock-based compensation	1,552	623	2,982	1,271
Loss on early extinguishment of debt	861	—	861	—
Transaction costs	—	1,443	—	1,443
Exploration	—	—	27	—
Loss on sale of oil and gas properties	—	26	—	25
Operating cash flow	117,460	66,250	273,416	137,033
Transaction costs	—	(1,443)	—	(1,443)
Decrease in accounts receivable	28,875	9,951	83,172	20,734
Decrease (increase) in other current assets	1,025	15	(2,803)	1,592
Increase (decrease) in accounts payable and accrued expenses	(31,388)	23,538	(87,694)	15,110
Net cash provided by operating activities	$115,972	$98,311	$266,091	$173,026

EBITDAX:
Net income (loss)	$(49,876)	$21,407	$(7,848)	$34,982
Interest expense	52,064	28,568	104,874	56,419
Income taxes	(11,445)	7,102	(54)	11,336
Depreciation, depletion, and amortization	103,347	46,847	213,772	84,437
Unrealized (gain) loss from derivative financial instruments	65,585	(12,797)	49,102	248
Exploration	—	—	27	—
Stock-based compensation	1,552	623	2,982	1,271
Loss on early extinguishment of debt	861	—	861	—
Transaction costs	—	1,443	—	1,443
Loss on sale of oil and gas properties	—	26	—	25
Total EBITDAX	$162,088	$93,219	$363,716	$190,161

	As of
BALANCE SHEET:	June 30, 2020	December 31, 2019
Cash and cash equivalents	$11,595	$18,532
Derivative financial instruments	60,471	89,192
Other current assets	120,589	195,849
Property and equipment, net	4,000,643	4,008,803
Other	340,120	344,746
Total assets	$4,533,418	$4,657,122

Current liabilities	$290,966	$392,376
Derivative financial instruments	13,058	4,220
Long-term debt	2,501,803	2,500,132
Deferred income taxes	211,566	211,772
Asset retirement obligation	18,994	18,151
Other non-current liabilities	4,530	7,866
Preferred stock	175,000	379,583
Stockholders' equity	1,317,501	1,143,022
Total liabilities and stockholders' equity	$4,533,418	$4,657,122